                                                                     EXHIBIT 99A







                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                     Consolidated Financial Statements and
                       Report of Independent Accountants
                               December 31, 1993

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS
                     AND REPORT OF INDEPENDENT ACCOUNTANTS

                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

REPORT OF INDEPENDENT ACCOUNTANTS                                              1

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Balance Sheets                                                    2
Consolidated Statements of Income                                              3
Consolidated Statements of Changes in Shareholder's Equity                     4
Consolidated Statements of Cash Flows                                          5
Notes to Consolidated Financial Statements                                     7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder and Board of Directors of Financial Security Assurance Inc.:

We have audited the accompanying consolidated balance sheets of Financial Security Assurance Inc. and Subsidiaries (the "Company") as of December 31, 1993 and 1992 and the related consolidated statements of income, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1993 and 1992, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company adopted the method of accounting and reporting for certain investments in debt and equity securities prescribed by Statement of Financial Accounting Standards No. 115.




New York, New York
January 20, 1994

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands,
                             except for share data)

                                                                                              DECEMBER 31,
                                                                                      ----------------------------
                                       ASSETS                                             1993           1992
                                       ------                                         -------------  -------------
Bonds, at market value (amortized cost of $683,176)                                   $     736,872
Bonds, at lower of amortized cost or market value (market value of $726,548)                         $     705,789
Short-term investments                                                                       31,720          6,799
                                                                                      -------------  -------------
  Total investments                                                                         768,592        712,588
Cash and cash equivalents                                                                    15,770         13,483
Accrued investment income                                                                    12,160         12,039
Premium receivable                                                                            3,669          4,568
Prepaid reinsurance premiums (including amounts ceded to affiliates of $79,462 and
 $53,702)                                                                                   127,849         98,225
Reinsurance recoverable on unpaid losses (including amounts recoverable from
 affiliates of $79 and $7,884)                                                                   79         13,750
Deferred acquisition costs                                                                   81,992         85,084
Goodwill (net of accumulated amortization of $11,347)                                                       81,598
Other assets                                                                                 19,070         17,758
                                                                                      -------------  -------------
    TOTAL ASSETS                                                                      $   1,029,181  $   1,039,093
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                        LIABILITIES AND SHAREHOLDER'S EQUITY
Unearned premiums                                                                     $     328,165  $     297,073
Losses and loss adjustment expenses                                                          36,094         72,430
Deferred federal income taxes                                                                35,832         24,319
Ceded reinsurance balances payable                                                            7,408         10,239
Payable for securities purchased                                                             30,741
Amounts withheld on account for others                                                       25,649          1,637
Accrued expenses and other liabilities                                                       22,824         23,766
                                                                                      -------------  -------------
    TOTAL LIABILITIES                                                                       486,713        429,464
                                                                                      -------------  -------------
COMMITMENTS AND CONTINGENCIES

Common stock (1,000 shares authorized; issued and outstanding; par value of $15,000
 per share)                                                                                  15,000         15,000
Additional paid-in capital                                                                  497,506        475,171
Unrealized gains on investments (net of deferred income taxes of $18,788)                    34,892
Accumulated earnings (deficit)                                                               (4,930)       119,458
                                                                                      -------------  -------------
    TOTAL SHAREHOLDER'S EQUITY                                                              542,468        609,629
                                                                                      -------------  -------------
    TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                                        $   1,029,181  $   1,039,093
                                                                                      -------------  -------------
                                                                                      -------------  -------------

         The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                             (Dollars in thousands)

                                                                                   YEAR ENDED DECEMBER 31,
                                                                            --------------------------------------
                                                                                1993         1992         1991
                                                                            ------------  -----------  -----------
REVENUES:
  Net premiums written (net of premiums ceded of $62,403, $52,734 and
   $54,817, of which $42,541, $29,299 and $26,931 were ceded to
   affiliates)                                                              $     65,006  $    78,397  $    55,910
  Decrease (increase) in unearned premiums                                        (1,629)     (14,540)       4,600
                                                                            ------------  -----------  -----------
  Premiums earned (net of premiums ceded of $32,736, $25,575 and $26,864)         63,377       63,857       60,510
  Net investment income                                                           47,547       46,858       44,178
  Net realized gains                                                              18,352       28,952        9,043
  Other income                                                                    (2,057)       2,412        2,142
                                                                            ------------  -----------  -----------
    TOTAL REVENUES                                                               127,219      142,079      115,873
                                                                            ------------  -----------  -----------
EXPENSES:
  Losses and loss adjustment expenses (net of reinsurance recoveries of
   $18,628, $12,854 and $2,420)                                                   84,054       54,623        9,901
  Amortization and write-off of goodwill                                          81,598        3,718        3,717
  Restructuring charge                                                            85,409
  Policy acquisition costs                                                        15,575       14,600       13,405
  Other operating expenses                                                        23,768       15,596       14,427
                                                                            ------------  -----------  -----------
    TOTAL EXPENSES                                                               290,404       88,537       41,450
                                                                            ------------  -----------  -----------
INCOME (LOSS) BEFORE INCOME TAXES                                               (163,185)      53,542       74,423
                                                                            ------------  -----------  -----------
Provision (benefit) for income taxes:
  Current                                                                         (9,991)      11,195       14,935
  Deferred                                                                       (28,806)      (1,676)       4,599
                                                                            ------------  -----------  -----------
  Total provision                                                                (38,797)       9,519       19,534
                                                                            ------------  -----------  -----------
      NET INCOME (LOSS)                                                     $   (124,388) $    44,023  $    54,889
                                                                            ------------  -----------  -----------
                                                                            ------------  -----------  -----------

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
                             (Dollars in thousands,
                             except per share data)

                                                             ADDITIONAL   UNREALIZED
                                                   COMMON      PAID-IN     GAINS ON      RETAINED
                                                    STOCK      CAPITAL    INVESTMENTS    EARNINGS       TOTAL
                                                  ---------  -----------  -----------  ------------  ------------
BALANCE, December 31, 1990                        $   2,500  $   397,671   $      --   $     26,546  $    426,717

Net income for the year                                                                      54,889        54,889

Capital contribution                                              90,000                                   90,000
                                                  ---------  -----------               ------------  ------------
BALANCE, December 31, 1991                            2,500      487,671                     81,435       571,606

Transfer from additional paid-in capital to
 common stock                                        12,500      (12,500)

Net income for the year                                                                      44,023        44,023

Dividend declared on common stock                                                            (6,000)       (6,000)
                                                  ---------  -----------               ------------  ------------
BALANCE, December 31, 1992                           15,000      475,171                    119,458       609,629

Net loss for the year                                                                      (124,388)     (124,388)

Net unrealized gains on investments (net of
 deferred income taxes of $18,788)                                            34,892                       34,892

Capital contribution (net of $11,960 which was
 subsequently written off)                                       100,835                                  100,835

Stock repurchase                                                 (78,500)                                 (78,500)
                                                  ---------  -----------  -----------  ------------  ------------
BALANCE, December 31, 1993                        $  15,000  $   497,506   $  34,892   $     (4,930) $    542,468
                                                  ---------  -----------  -----------  ------------  ------------
                                                  ---------  -----------  -----------  ------------  ------------

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                   YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------
                                                                                 1993         1992        1991
                                                                             ------------  ----------  ----------
Cash flows from operating activities:
  Premiums received, net                                                     $     79,166  $   80,666  $   54,249
  Policy acquisition and other operating expenses paid, net                       (25,304)    (42,919)    (40,745)
  Restructuring charge                                                            (85,409)
  Loss and LAE paid                                                               (43,345)     (6,578)
  Net investment income received                                                   43,627      42,107      35,837
  Federal income taxes received (paid)                                              1,738      (9,712)    (12,101)
  Interest and liquidity fees paid                                                 (4,766)
  Other                                                                             4,627        (395)        871
                                                                             ------------  ----------  ----------
    Net cash provided by (used for) operating activities                          (29,666)     63,169      38,111
                                                                             ------------  ----------  ----------
Cash flows from investing activities:
  Proceeds from sales of bonds and stocks                                         522,261     505,986     446,845
  Proceeds from maturities of bonds                                                 3,700
  Purchases of bonds and stocks                                                  (448,997)   (592,590)   (587,908)
  Purchases of property and equipment                                                (749)     (1,160)     (1,919)
  Net decrease (increase) in short-term investments                               (24,802)     32,953     (12,158)
                                                                             ------------  ----------  ----------
    Net cash provided by (used for) investing activities                           51,413     (54,811)   (155,140)
                                                                             ------------  ----------  ----------
Cash flows from financing activities:
  Stock repurchase                                                                (78,500)
  Dividends paid                                                                               (6,000)
  Capital contribution                                                             59,040                  90,000
                                                                             ------------  ----------  ----------
    Net cash provided by (used for) financing activities                          (19,460)     (6,000)     90,000
                                                                             ------------  ----------  ----------
Net increase (decrease) in cash                                                     2,287       2,358     (27,029)
Cash and cash equivalents at beginning of year                                     13,483      11,125      38,154
                                                                             ------------  ----------  ----------
Cash and cash equivalents at end of year                                     $     15,770  $   13,483  $   11,125
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------

                                   Continued

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
                             (DOLLARS IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------
                                                                                 1993         1992        1991
                                                                             ------------  ----------  ----------
Reconciliation of net income (loss) to net cash provided by operating activities:
Net income (loss)                                                            $   (124,388) $   44,023  $   54,889
  Losses paid by U S WEST                                                          63,326
  Increase in accrued investment income                                              (121)       (169)     (4,783)
  Increase (decrease) in unearned premium                                           1,468      14,085      (4,734)
  Decrease (increase) in deferred acquisition costs                                 3,092      (7,660)    (10,137)
  Increase (decrease) in current federal income taxes payable                      (8,253)      1,483       2,833
  Increase (decrease) in unpaid losses and loss adjustment expenses               (22,665)     48,656       9,902
  Increase in amounts withheld for others                                          24,012
  Provision (benefit) for deferred income taxes                                   (28,806)     (1,676)      4,599
  Net realized gains on investments                                               (18,352)    (28,952)     (9,043)
  Amortization and write-off of goodwill                                           81,598       3,718       3,717
  Depreciation and accretion of bond discount                                      (3,835)     (2,794)     (1,593)
  Change in other assets and liabilities                                            3,258      (7,545)     (7,539)
                                                                             ------------  ----------  ----------
Cash provided by operating activities                                        $    (29,666) $   63,169  $   38,111
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

1.  ORGANIZATION AND OWNERSHIP

    Financial Security Assurance Inc. (the "Company"), a wholly owned subsidiary of Financial Security Assurance Holdings Ltd. (the "Parent"), is an insurance company domiciled in the State of New York. The Company is engaged in providing financial guaranty insurance on asset-backed financings and municipal obligations.

    The Parent was acquired by U S WEST, Inc. ("U S WEST") in 1989. In 1990, the Parent sold 9.9% of issued and outstanding shares to The Tokio Marine and Fire Insurance Co., Ltd. ("Tokio Marine"). As of December 31, 1992, the Parent was owned 91.6% by U S WEST and 8.4% by Tokio Marine. As of December 31, 1993, the Parent was owned 92.5% by U S WEST and 7.5% by Tokio Marine.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accompanying financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") which differ in certain material respects from the accounting practices prescribed or permitted by insurance regulatory authorities (see Note 6). Significant accounting policies under GAAP are as follows:

    BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Financial Security Assurance International Inc. and its wholly owned subsidiary, Financial Security Assurance of Oklahoma, Inc. (the "Subsidiaries"). All intercompany accounts and transactions have been eliminated.

    INVESTMENTS

    In 1993, the Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Pursuant to SFAS 115, investments in debt securities designated as available for sale are carried at market value rather than the previous method, which was the lower of amortized cost or market value. Any resulting unrealized gain or loss is reflected as a separate component of shareholder's equity, net of applicable deferred income taxes.

    Bond discounts and premiums are amortized on the effective yield method over the remaining terms of the securities acquired. Short-term investments, which are those investments with a maturity of more than three months but less than one year at time of purchase, are carried at market value which approximates cost. Realized gains or losses on sale of investments are determined on the basis of specific identification. Investment income is recorded as earned.

    CASH EQUIVALENTS

    Cash equivalents represent amounts deposited in money market funds and investments with a maturity at time of purchase of three months or less.

    PREMIUM REVENUE RECOGNITION

    Gross and ceded premiums are earned in proportion to the amount of risk outstanding over the expected period of coverage. Unearned premium and prepaid reinsurance premiums represent that portion of premium which is applicable to coverage of risk to be provided in the future on policies in force. When an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining unearned premium and prepaid reinsurance premium, less any amount credited to a refunding issue insured by the Company, are recognized.

    LOSSES AND LOSS ADJUSTMENT EXPENSES

    In years prior to 1992, the Company provided reserves for loss and loss adjustment expenses only on a case basis, for identified losses, because the Company believed that losses on any given transaction were not expected. As a result of the Company's additional loss experience during 1992, it adopted a new methodology of reserving for losses and loss adjustment expenses in 1992 to accrue for both a case basis reserve and, consistent with current industry practice, a general loss reserve, which is an estimate of the potential losses in the Company's insured portfolio.

    A case basis reserve for unpaid losses and loss adjustment expenses is recorded at the present value of the estimated loss when an insured risk is in default at the balance sheet date or when, in management's opinion, the likelihood of default is probable at the balance sheet date. If an issuer were unable to pay any of the remaining debt service, and related collateral proved to be of no value, the loss on the transaction would equal the present value of the payment obligations, which approximates the principal value of the insured obligation.

    Reserves for losses and loss adjustment expenses are discounted at risk-free rates. The amount of discount taken was approximately $8,963,000, $13,581,000 and $1,433,000 at December 31, 1993, 1992 and 1991, respectively.

    Management of the Company periodically evaluates its estimates for losses and loss adjustment expenses and establishes reserves that management believes are adequate to cover the ultimate net cost of claims; the reserves are necessarily based on estimates, and there can be no assurance that the ultimate liability will not differ from such estimates.

    DEFERRED ACQUISITION COSTS

    Deferred acquisition costs comprise those expenses that vary with and are primarily related to the production of business, including commissions paid on reinsurance assumed, compensation and related costs of underwriting and marketing personnel, certain rating agency fees, premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. Deferred acquisition costs include an allocation of a portion of U S WEST's purchase price for the Company representing the costs of acquiring the business in force at the acquisition date. Deferred acquisition costs and the cost of acquired business are amortized over the period in which the related premiums are earned. Recoverability of deferred acquisition costs is determined by considering anticipated losses and loss adjustment expenses.

    FEDERAL INCOME TAXES

    The provision for income taxes consists of an amount for taxes currently payable and a provision for tax consequences deferred to future periods reflected at current income tax rates.

    Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." The new standard did not materially affect the Company's financial position or results of operations as federal income taxes were previously accounted for in accordance with SFAS No. 96.

    GOODWILL

    At the time of the acquisition of the Parent by U S WEST in December 1989, the commercial real estate portion of the Company's business was a major factor in valuing the Company's franchise and determining the purchase price for the Parent. Since that time, weaknesses in the general commercial real estate market have caused the Company to withdraw from that market and, through December 31, 1993, incur approximately $113,000,000 of losses. These losses have had a negative impact on the Company's performance in the marketplace and have impaired the Company's franchise value. In connection with U S WEST's intention, announced in 1993 (see Note 15), to divest its ownership of the Parent, U S WEST has written off the remaining goodwill recorded in connection with its acquisition of the Parent to reflect its investment in the Parent at net realizable value. Accordingly, the Company's financial statements reflect the write-off of goodwill that had represented the excess of the purchase price paid by U S WEST over the Company's net tangible and identifiable intangible assets at the time of the acquisition by U S WEST. Goodwill was previously being amortized on a straight line basis over 25 years.

    RESTATEMENT

    The Company's consolidated balance sheets have been restated to adopt the provisions of Statement of Financial Accounting Standards No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts" ("SFAS No. 113"). Pursuant to SFAS No. 113, prepaid reinsurance premiums and reinsurance recoverable on unpaid losses are reflected as assets rather than netted against liabilities for unearned premiums and unpaid losses and loss adjustment expenses in the consolidated balance sheets and ceded premiums written and earned are disclosed parenthetically on the face of the consolidated statements of income. The adoption of SFAS No. 113 had no effect on the net income (loss) or shareholder's equity of the Company.

3.  INVESTMENTS

    Bonds at amortized cost of $41,915,000 and $36,929,000 at December 31, 1993, and 1992, respectively, were on deposit with state regulatory authorities as required by insurance regulations.

    Consolidated net investment income consists of the following (in thousands):

                                                                 YEAR ENDED DECEMBER 31,
                                                             -------------------------------
                                                               1993       1992       1991
                                                             ---------  ---------  ---------
Long-term bonds                                              $  48,620  $  46,494  $  42,945
Equity securities                                                   20
Short-term investments and cash equivalents                        769      1,563      2,379
Investment expenses                                             (1,862)    (1,199)    (1,146)
                                                             ---------  ---------  ---------
Net investment income                                        $  47,547  $  46,858  $  44,178
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------

    The amortized cost and estimated market value of long-term bonds follows (in thousands):

                                                                                 GROSS        GROSS      ESTIMATED
                                                                  AMORTIZED   UNREALIZED   UNREALIZED     MARKET
DECEMBER 31, 1993                                                   COST         GAINS       LOSSES        VALUE
- -----------------                                                -----------  -----------  -----------  -----------
U.S. Treasury securities and obligations of the U.S. government
 corporations and agencies                                       $    32,881   $     983    $    (127)  $    33,737
Obligations of states and political subdivisions                     565,626      48,646         (195)      614,077
Mortgage-backed securities                                            84,669       4,462          (73)       89,058
                                                                 -----------  -----------  -----------  -----------
  Total                                                          $   683,176   $  54,091    $    (395)  $   736,872
                                                                 -----------  -----------  -----------  -----------
                                                                 -----------  -----------  -----------  -----------
DECEMBER 31, 1992
- -----------------
U.S. Treasury securities and obligations of the U.S. government
 corporations and agencies                                       $    45,426   $     762    $    (315)  $    45,873
Obligations of states and political subdivisions                     533,733      18,869       (1,160)      551,442
Corporate securities                                                   1,993          60                      2,053
Mortgage-backed securities                                           124,637       3,832       (1,289)      127,180
                                                                 -----------  -----------  -----------  -----------
  Total                                                          $   705,789   $  23,523    $  (2,764)  $   726,548
                                                                 -----------  -----------  -----------  -----------
                                                                 -----------  -----------  -----------  -----------

    Unrealized gains (losses) consist of (in thousands):

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1993       1992
                                                                         ---------  ---------
Long-term bonds:
  Gains                                                                  $  54,091  $  23,523
  Losses                                                                      (395)    (2,764)
Short-term investments                                                         (16)
                                                                         ---------  ---------
    Unrealized gains, net                                                $  53,680  $  20,759
                                                                         ---------  ---------
                                                                         ---------  ---------

    The change in net unrealized gains (losses) consists of (in thousands):

                                                             YEAR ENDED DECEMBER
                                                                     31,
                                                             --------------------
                                                               1993       1992       1991
                                                             ---------  ---------  ---------
Long-term bonds                                              $  32,937  $  (3,399) $  22,626
Short-term investments                                             (16)
                                                             ---------  ---------  ---------
    Change in net unrealized gains                           $  32,921  $  (3,399) $  22,626
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------

    The amortized cost and estimated market value of long-term bonds at December 31, 1993 and 1992, by contractual maturity, are shown below (in thousands). Actual maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

                                                              DECEMBER 31, 1993         DECEMBER 31, 1992
                                                           ------------------------  ------------------------
                                                                         ESTIMATED                 ESTIMATED
                                                            AMORTIZED     MARKET      AMORTIZED     MARKET
                                                              COST         VALUE        COST         VALUE
                                                           -----------  -----------  -----------  -----------
Due in one year or less                                    $        56  $        57  $     3,701  $     3,820
Due after one year through five years                           39,183       40,062       34,030       34,848
Due after five years through ten years                          79,890       90,388       66,667       68,490
Due after ten years                                            479,378      517,307      476,753      492,210
Mortgage-backed securities (stated maturities of 16 to
 30 years)                                                      84,669       89,058      124,638      127,180
                                                           -----------  -----------  -----------  -----------
  Total                                                    $   683,176  $   736,872  $   705,789  $   726,548
                                                           -----------  -----------  -----------  -----------
                                                           -----------  -----------  -----------  -----------

    Proceeds from sales of long-term bonds during 1993, 1992 and 1991 were $522,248,000, $510,072,000 and $453,085,000, respectively. Gross gains of
$19,211,000, $29,850,000 and $10,221,000 and gross losses of $859,000, $697,000 and $1,134,000 were realized on sales in 1993, 1992 and 1991, respectively.

4.  DEFERRED ACQUISITION COSTS

    Acquisition costs deferred for amortization against future income and the related amortization charged to expenses are as follows (in thousands):

                                                                                   YEAR ENDED DECEMBER 31,
                                                                              ----------------------------------
                                                                                 1993        1992        1991
                                                                              ----------  ----------  ----------
Balance, beginning of period                                                  $   85,084  $   77,424  $   67,287
                                                                              ----------  ----------  ----------
Costs deferred during the period:
  Ceding commission income                                                       (18,567)    (14,527)    (16,140)
  Assumed commission expense                                                          82         154         192
  Premium taxes                                                                    2,963       3,138       2,769
  Compensation and other acquisition costs                                        28,005      33,495      36,721
                                                                              ----------  ----------  ----------
    Total                                                                         12,483      22,260      23,542

Costs amortized during the period                                                (15,575)    (14,600)    (13,405)
                                                                              ----------  ----------  ----------
Balance, end of period                                                        $   81,992  $   85,084  $   77,424
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------

5.  OTHER OPERATING EXPENSES

    As a result of certain events which occurred in the fourth quarter of 1993, the Company recognized non-recurring charges of approximately $7,158,000. These charges are: (i) the acceleration of the amortization of deferred general liquidity facility fees of $2,105,000 and legal fees of $203,000, (ii) a $2,900,000 accrual for salary and related benefits primarily due to a profit sharing plan settlement for terminated employees in the Company's Profit Participation Plan and (iii) $1,950,000 primarily relating to the acceleration of deferred acquisition expenses (net of amortization) as a result of the non-recurring charges.

    Total salary expense and related benefits included in other operating expenses were $14,953,000, $8,311,000 and $7,805,000 for the years ended
December 31, 1993, 1992 and 1991, respectively.

6.  STATUTORY ACCOUNTING PRACTICES

    GAAP differ in certain significant respects from accounting practices prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

    - Upfront premiums on municipal business are recognized as earned when related risk has expired rather than over the expected coverage period;

    - Acquisition costs are charged to operations as incurred rather than as related premiums are earned;

    - A contingency reserve is computed based on the following statutory requirements (rather than establishing a general loss reserve):

        a. For all policies written prior to July 1, 1989, an amount equal to 50% of cumulative earned premiums less permitted reductions, plus;

        b. For all policies written on or after July 1, 1989, an amount equal to the greater of 50% of premiums written for each category of insured obligation or a designated percent of principal guaranteed for that category. These amounts are provided each quarter as either 1/60th or 1/80th of the total required for each category, less permitted reductions;

    - Certain assets designated as "non-admitted assets" are charged directly to statutory surplus, but are reflected as assets under GAAP;

    - Federal income taxes are only provided on taxable income for which income taxes are currently payable;

    -   Accruals for deferred compensation are not recognized;

    -   Purchase accounting adjustments are not recognized;

    - Incurred losses are reduced by recoveries under the U S WEST LOC agreement (see Note 14);

    -   Bonds are carried at amortized cost.

    A reconciliation of the Company's net income (loss) for the calendar years 1993, 1992 and 1991 and shareholder's equity at December 31, 1993, 1992 and 1991, prepared on a GAAP basis, to the amounts reported on a statutory basis, is as follows (in thousands):

Net income (loss):                                                                1993        1992        1991
                                                                              ------------  ---------  ----------
GAAP BASIS                                                                    $   (124,388) $  44,023  $   54,889
Premium revenue recognition                                                         (6,229)    (4,595)     (6,526)
Losses and loss adjustment expenses incurred                                        83,677     14,484
Deferred acquisition costs                                                           3,092     (7,660)    (10,137)
Deferred income tax provision (benefit)                                            (28,806)    (1,676)      4,599
Amortization of bonds                                                                   69        236         275
Amortization and write-off of goodwill                                              81,598      3,718       3,717
Accrual of deferred compensation                                                     2,323        590      (5,387)
Other                                                                                2,251     (1,681)        234
                                                                              ------------  ---------  ----------
STATUTORY BASIS                                                               $     13,587  $  47,439  $   41,664
                                                                              ------------  ---------  ----------
                                                                              ------------  ---------  ----------

                                                                                         DECEMBER 31,
                                                                              -----------------------------------
SHAREHOLDER'S EQUITY:                                                             1993        1992        1991
                                                                              ------------  ---------  ----------
GAAP BASIS                                                                    $    542,468  $ 609,629  $  571,606
Premium revenue recognition                                                        (24,466)   (18,237)    (13,642)
Loss and loss adjustment expense reserves                                           34,835     14,484
Deferred acquisition costs                                                         (81,992)   (85,084)    (77,424)
Contingency reserve                                                                (97,098)   (82,563)    (62,299)
Goodwill                                                                                      (81,598)    (85,316)
Unrealized gain on investments, net of tax                                         (34,892)
Deferred income taxes                                                               17,044     24,319      25,995
Accrual of deferred compensation                                                     9,062      6,739       6,149
Other                                                                               (8,011)    (8,809)     (7,042)
                                                                              ------------  ---------  ----------
STATUTORY BASIS (SURPLUS)                                                     $    356,950  $ 378,880  $  358,027
                                                                              ------------  ---------  ----------
                                                                              ------------  ---------  ----------
SURPLUS PLUS CONTINGENCY RESERVE                                              $    454,048  $ 461,443  $  420,326
                                                                              ------------  ---------  ----------
                                                                              ------------  ---------  ----------

7.  FEDERAL INCOME TAXES

    Effective with the acquisition of the Parent by U S WEST, the Company, its Subsidiaries and its Parent have elected to file a consolidated federal income tax return with U S WEST and its subsidiaries. Under a written tax sharing agreement with U S WEST, the allocation of income taxes is based upon separate return calculations which provide that benefits or liabilities created by the Company will be allocated to the Company regardless of whether the benefits are usable or additional liabilities are incurred in the U S WEST tax returns. The amount recoverable from U S West included in other assets at December 31, 1993 is $3,804,000. The amount due to U S WEST included in accrued expenses and other liabilities as December 31, 1992 is $4,449,000.

    The cumulative balance sheet effects of deferred tax consequences are (in thousands):

                                                                              DECEMBER 31,
                                                                        -----------------------
                                                                            1993        1992
                                                                        ------------  ---------
Deferred acquisition costs                                              $   28,694    $  28,925
Unearned premium adjustments                                                   564
Contingency reserve                                                          3,960        3,847
Unrealized capital gains                                                    18,788
Other, net                                                                   1,119          729
                                                                        ----------    ---------
  Total deferred tax liabilities                                            53,125       33,501
                                                                        ----------    ---------
Loss and loss adjustment expense reserves                                  (12,193)      (4,925)
Deferred compensation                                                       (3,965)      (1,800)
Alternative minimum tax credit                                              (1,135)      (1,135)
Unearned premium adjustments                                                             (1,322)
                                                                        ----------    ---------
  Total deferred tax assets                                                (17,293)      (9,182)
                                                                        ----------    ---------
Total deferred income taxes                                             $   35,832    $  24,319
                                                                        ----------    ---------
                                                                        ----------    ---------

    No valuation allowance was necessary at December 31, 1993 or 1992. On August 10,1993, federal legislation was enacted which increased the corporate tax rate from 34% to 35% effective January 1, 1993. The higher tax rate increased the Company's deferred tax liability by $715,000 at the date of enactment.

    A reconciliation of the effective tax rate with the federal statutory rate follows:

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1993       1992       1991
                                                                                    ---------  ---------  ---------
Tax at statutory rate                                                                 35.0%       34.0%     34.0%
Tax exempt interest                                                                    6.7       (18.6)     (9.7)
Amortization and write-off of goodwill                                               (17.5)         2.4      1.7
Other                                                                                 (0.5)                  0.2
                                                                                    ---------  ---------  ---------
Provision for income taxes                                                            23.7%        17.8%    26.2%
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

8.  DIVIDENDS AND CAPITAL REQUIREMENTS

    Under New York Insurance Law, the Company may pay a dividend without the prior approval of the Superintendent of the New York State Insurance Department only from earned surplus subject to the maintenance of a minimum capital requirement and the dividend, which together with all dividends declared or distributed by it during the preceding twelve months, may not exceed the lesser of 10% of its policyholders' surplus shown on its last filed statement, or adjusted net investment income, as defined, for such twelve-month period. As of December 31, 1993, the Company had $35,700,000 available for the payment of dividends under the above mentioned limitations.

    In addition, the insurance departments of New York State and certain other states and the agencies which rate the bonds insured by the Company and the Subsidiaries have various requirements relating to the maintenance of certain minimum ratios of statutory capital and reserves to net insurance in force.

9.  CREDIT ARRANGEMENTS AND ADDITIONAL CLAIMS-PAYING RESOURCES

    The Company has a credit arrangement aggregating $325,000,000 at December 31, 1993 which is provided by commercial banks and intended for general application to transactions insured by the Company and the Subsidiaries. As of December 31, 1993, there have been no borrowings under this arrangement. In addition, there are credit arrangements assigned to specific insured transactions.

10. EMPLOYEE BENEFIT PLANS

    The Company maintains both a qualified and a non-qualified non-contributory defined contribution pension plan for the benefit of all eligible employees. The Company's contributions are discretionary and, when approved, are based upon a fixed percentage of employee salaries. Pension expense, which is funded as accrued, amounted to $1,435,000, $1,486,000 and $1,194,000 for the years ended December 31, 1993, 1992 and 1991, respectively. Of these amounts, $1,214,000, $1,124,000 and $867,000 have been deferred as policy acquisition costs during the respective periods.

    The Company has an employee retirement savings plan for the benefit of all eligible employees. The plan permits employees to contribute a percentage of their salaries up to limits prescribed by the Internal Revenue Service (IRS Code, Section 401(k)). The Company's contributions are discretionary, and none have been made.

    During 1991, the Company established the Profit Participation Plan as a long-term incentive compensation plan for the benefit of certain of its employees. Interests in the previous incentive plan were converted into new plan interests. Under the plan, the Company is obligated to make payments to certain employees based on the degree to which the Company achieves three-year performance targets. Employees are awarded interests in the plan at the beginning of the three-year performance period, and such interests vest and are paid over the five-year period subsequent to the award. The Company accrued $5,558,000 under the plan in 1991 and $3,504,000 in 1993. Of these amounts, $4,184,000 and $0, respectively, have been deferred as policy acquisition costs. In addition, of the total amount accrued, approximately $6,500,000 relates to active employees and approximately $2,600,000 relates to terminated employees.

    Prior to the closing of the Initial Public Offering (see Note 15), the Parent intends to adopt the 1993 Equity Participation Plan and a Supplemental Restricted Stock Plan.

    Pursuant to the Supplemental Restricted Stock Plan, awards of outstanding units to existing employees under the Profit Participation Plan will be valued at $0.20 per dollar of award and, at the election of each outstanding employee, be exchangeable for restricted shares of common stock valued at the initial public offering price. Substantially all employees of the Company, including all senior executives, are expected by management to exchange their outstanding interests in the Profit Participation Plan for restricted shares of common stock at the public offering price under the Supplemental Restricted Stock Plan. In exchange for the accrued balance of approximately $6.4 million in such Profit Participation Plan, the Parent expects to issue 265,353 shares of restricted stock under the Supplemental Restricted Stock Plan, based upon an assumed offering price per share of $24.00.

    Pursuant to the 1993 Equity Participation Plan, 1,810,780 shares of common stock (representing 7% of the outstanding shares of common stock at the closing of the Offering), subject to anti-dilutive adjustment will be reserved for awards of options and restricted shares of common stock to employees for the purpose of providing through the grant of long-term incentives, a means to attract and retain key personnel and to provide to participating officers and other key employees long-term incentives for sustained high levels of performance. The 1993 Equity Participation Plan also contains provisions which permit the Compensation Committee to pay all or a portion of an employee's bonuses in the form of shares of common stock. Up to an aggregate of 10,000,000 shares may be allocated to equity bonuses. Common stock bonus awards will be made through open-market purchases of common stock and such common stock will be credited to employees at a value equal to 85% of the average cost per share thereof.

    Prior to the closing of the Initial Public Offering, the Parent expects to grant to officers and employees, in respect of future performance, non-qualified options to purchase an aggregate of 1,036,000 shares of common stock at an exercise price equal to the initial public offering price of shares of common stock in the Initial Public Offering. The foregoing options will vest, subject to continuation of employment and other terms of the option grants, at the rate of 20% per year, for five one-year periods, with the first period ending on July 1, 1994. Such options expire ten years after the effective dates of their grant.

    The Company does not currently provide post-retirement benefits other than pensions to its employees, nor does it provide post-employment benefits to former employees.

11. COMMITMENTS AND CONTINGENCIES

    The Company leases office space and equipment under non cancelable operating leases which expire at various dates through 2005.

    Future minimum rental payments are as follows (in thousands):

YEAR ENDED DECEMBER 31,
- -----------------------
         1994            $   2,362
         1995                2,213
         1996                1,651
         1997                1,907
         1998                1,907
      Thereafter            12,566
                         ---------
                         $  22,606
                         ---------
                         ---------

    Rent expense for the years ended December 31, 1993, 1992 and 1991 was $3,743,000, $4,001,000 and $4,223,000, respectively (net of sublease income of $16,000, $45,000 and $6,000 for the respective periods).

    During the ordinary course of business, the Company and the Subsidiaries have become parties to certain litigation. Management believes that these matters will be resolved with no material financial impact on the Company.

12. REINSURANCE

    The Company reinsures portions of its risks with affiliated (see Note 14) and unaffiliated reinsurers under quota share treaties and on a facultative basis. The Company's principal ceded reinsurance program consists of three quota share treaties. One treaty covers all of the Company's approved regular lines of business, except municipal obligation insurance. Under this treaty in 1993, the Company ceded 19.9% of each covered policy, up to a maximum of $39,800,000 insured principal per policy. A second treaty covers the Company's municipal obligation insurance business. Under this treaty in 1993, the Company ceded 16% of each covered policy that is classified by the Company as providing municipal obligation insurance as defined by Article 69 of the New York Insurance Law up to a limit of $42,667,000 per single risk. At its sole option, the Company could have increased the ceding percentage to 30% up to $80,000,000 per single risk, which is defined by revenue source. Under the third treaty in 1993, the Company ceded 5% to 25% (depending on the type of obligation) of its retention (i.e., after cessions of policies under the municipal obligation insurance treaty) covering substantially all teaching hospital and higher education risks, up to limits that range from $7,500,000 to $30,000,000 per single risk. At its sole option, the Company could have increased the ceding percentage from 15% up to 30% (depending on the type of obligation) of its retention, subject to the same limits. Each of the three treaties allows the Company to withhold a ceding commission to defray its expenses. The percentage applicable in 1993 under the non-municipal treaty was decreased from the percentage in effect for 1992, which was 27.4%, and the percentage in effect in 1991, which was 31.9%. The 1993 municipal obligation treaty cession percentages decreased from the percentage in 1992 and 1991, which was 20% (which could be increased by the Company to 30%). The 1993 teaching hospital and higher education treaty cession percentages have changed from the percentages in 1992, which ranged from 10% to 25% of its retention, which percentage the Company could have increased to 15% to 30%, and have increased from the percentage in effect in 1991, which was 10% of the Company's retention after cessions under the municipal obligation treaty, which percentage the Company could have increased to 20%.

    In the event (which management considers to be highly unlikely) that any or all of the reinsuring companies were unable to meet their obligations to the Company, the Company would be liable for such defaulted amounts. The Company has also assumed reinsurance of municipal obligations from unaffiliated insurers.

    Amounts reinsured were as follows (in thousands):

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                 -------------------------------
                                                                                   1993       1992       1991
                                                                                 ---------  ---------  ---------
Written premiums ceded                                                           $  62,403  $  52,734  $  54,817
Written premiums assumed                                                               401        527        746

Earned premiums ceded                                                               32,736     25,575     26,864
Earned premiums assumed                                                              1,546      4,231      4,524

Loss and loss adjustment expense payments ceded                                     32,299      1,523
Loss and loss adjustment expense payments (recoveries) assumed                           3          3         (1)

Incurred loss and loss adjustment expenses ceded                                    18,628     12,854      2,420
Incurred loss and loss adjustment expenses assumed                                      47         72        223

                                                                                             DECEMBER 31,
                                                                                     -----------------------------
                                                                                          1993           1992
                                                                                     --------------  -------------
Principal outstanding ceded                                                          $   11,786,492  $   8,727,482
Principal outstanding assumed                                                             1,242,779      1,503,545

Unearned premium reserve ceded                                                              127,849         98,225
Unearned premium reserve assumed                                                             11,091         12,237

Loss and loss adjustment expense reserves ceded                                                  79         13,750
Loss and loss adjustment expense reserves assumed                                               459            415

13. OUTSTANDING EXPOSURE AND COLLATERAL

    The Company's policies insure the timely payment of principal and interest on asset-backed and municipal obligations. The principal amount insured as of December 31, 1993 and 1992 (net of amounts ceded to other insurers of $6,210 and $4,781 of asset-backed and $5,576 and $3,946 of municipal, respectively) and the terms to maturity are as follows (in millions):

Caption>
                                                                    DECEMBER 31, 1993          DECEMBER 31, 1992
                                                                -------------------------  -------------------------
TERMS TO MATURITY                                               ASSET-BACKED   MUNICIPAL   ASSET-BACKED   MUNICIPAL
- -----------------                                               ------------  -----------  ------------  -----------
0 to 5 Years                                                     $    5,295    $   1,888    $    5,872    $   1,186
5 to 10 Years                                                         1,591        2,771         1,719        1,614
10 to 15 Years                                                          892        2,176         1,629        1,321
15 to 20 Years                                                          593        2,346           276        1,536
20 Years and Above                                                    2,501        4,606         2,372        3,838
                                                                ------------  -----------  ------------  -----------
    Total                                                        $   10,872    $  13,787    $   11,868    $   9,495
                                                                ------------  -----------  ------------  -----------
                                                                ------------  -----------  ------------  -----------

    The Company limits its exposure to losses from writing financial guarantees by underwriting investment grade obligations, by diversifying its portfolio and by maintaining rigorous collateral requirements on asset-backed obligations. The principal amounts of insured obligations in the asset-backed insured portfolio, net of amounts ceded, are collateralized by the following types of collateral (in millions):

                                                                             DECEMBER 31,
                                                                         --------------------
TYPES OF COLLATERAL                                                        1993       1992
- -------------------                                                      ---------  ---------
Residential mortgages                                                    $   3,874  $   3,765
Consumer receivables                                                         1,443      1,015
Government securities                                                        2,039      2,320
Pooled Corporate Obligations                                                 1,709      1,794
Commercial Mortgage Portfolio
  Commercial real estate                                                       195        871
  Corporate secured                                                            119      1,072
Investor-owned utility obligations                                             772        693
Other asset-backed obligations                                                 721        338
                                                                         ---------  ---------
    Total asset-backed                                                   $  10,872  $  11,868
                                                                         ---------  ---------
                                                                         ---------  ---------

    The asset-backed insured portfolio, which aggregated $17.1 billion principal before reinsurance at December 31, 1993, was collateralized by assets with an estimated fair value of $21.4 billion. At December 31, 1992, it aggregated $16.6 billion principal before reinsurance and was collateralized by assets with an estimated fair value of $21.8 billion. Such estimates of the collateral's fair value, which is reduced as exposure expires, are based upon information at the inception of the insurance policy. At December 31, 1993 and 1992, the excess of the estimated fair value of collateral over the principal insured averaged from 105% for government debt backed obligations to 169% for corporate secured obligations. Collateral for specific transactions is generally not available to pay claims related to other transactions. The amounts of losses ceded to reinsurers is determined net of collateral.

    The principal amount of insured obligations in the municipal insured portfolio, net of amounts ceded, included the following types of issues (in millions):

                                                                             DECEMBER 31,
                                                                         --------------------
TYPES OF ISSUES                                                            1993       1992
- ---------------                                                          ---------  ---------
General obligation bonds                                                 $   3,487  $   2,439
Housing revenue bonds                                                        1,879      1,354
Municipal utility revenue bonds                                              1,783      1,182
Health care revenue bonds                                                    1,399        925
Tax-supported bonds (non-general obligation)                                 2,919      1,744
Transportation revenue bonds                                                   710        547
Other municipal bonds                                                        1,610      1,304
                                                                         ---------  ---------
    Total Municipal Obligations                                          $  13,787  $   9,495
                                                                         ---------  ---------
                                                                         ---------  ---------

    In its asset-backed business, the Company considers geographic concentration as a factor in underwriting insurance covering securitizations of asset pools such as residential mortgages or consumer receivables. However, after the initial issuance of an insurance policy relating to such securitization, the geographic concentration of the underlying assets may not remain fixed over the life of the policy. In addition, in writing insurance for other types of asset-backed obligations, such as securities primarily backed by government or corporate debt, geographic concentration is not deemed by the Company to be significant given other more relevant measures of diversification such as issuer or industry.

    The Company seeks to maintain a diversified portfolio of insured municipal obligations designed to spread its risk across a number of geographic areas. The following table sets forth by state those states in which municipalities located therein issued an aggregate of 2% or more of the Company's net par amount outstanding of insured municipal securities as of December 31, 1993:

                                                                                      NET PAR       PERCENT OF TOTAL
                                                                        NUMBER OF     AMOUNT        MUNICIPAL NET PAR
STATE                                                                    ISSUES     OUTSTANDING    AMOUNT OUTSTANDING
- -----                                                                  -----------  -----------    --------------------
                                                                                    (IN MILLIONS)
Florida                                                                        86    $   1,607             11.6%
New York                                                                       62        1,288              9.3
California                                                                    123        1,223              8.9
New Jersey                                                                     79        1,076              7.8
Lousiana                                                                       59          791              5.7
Michigan                                                                       45          661              4.8
Pennsylvania                                                                   63          658              4.8
Massachusetts                                                                  28          630              4.6
Texas                                                                         112          563              4.1
Maine                                                                           3          368              2.7
Rhode Island                                                                    6          286              2.1
All Other States                                                              511        4,099             29.7
Non-U.S.                                                                       14          537              3.9
                                                                            -----   -----------           -----
  Total                                                                     1,191    $  13,787            100.0%
                                                                            -----   -----------           -----
                                                                            -----   -----------           -----

14. RELATED PARTY TRANSACTIONS

    Allocable expenses are shared by the Company and its Parent on a basis determined principally by estimates of respective usage as stated in an expense sharing agreement. The agreement is subject to the provisions of the New York Insurance Law. Amounts included in other assets at December 31, 1993 and 1992 are $491,000 and 95,000, respectively, for unsettled expense allocations due from the Parent.

    The Company ceded premiums of $14,152,000, $15,863,000 and $8,933,000 to
Tokio Marine and Fire for the years ended December 31, 1993, 1992 and 1991, respectively. The amounts included in prepaid reinsurance premiums at December 31, 1993 and 1992 for reinsurance ceded to Tokio Marine and Fire were $28,864,000 and $19,732,000, respectively.

    The Company ceded premiums of $28,389,000, $13,436,000 and $17,998,000 on a quota share basis to affiliates of U S WEST for the years ended December 31, 1993, 1992 and 1991, respectively. The amounts included in prepaid reinsurance premiums for reinsurance ceded to these affiliates were $50,598,000 and $33,970,000 at December 31, 1993 and 1992, respectively. Reinsurance recoverable on unpaid losses ceded to these affiliates at December 31, 1993 and 1992 were $79,000 and $7,884,000, respectively.

    The Company insured debt with an outstanding par value of $76,006,000 and $114,451,000 as of December 31, 1993 and 1992, respectively, issued by a trust in which U S WEST Financial Services, Inc. (an affiliate) owns the subordinate interest. Direct premiums written related to this debt issue were $637,000, $906,000 and $1,261,000 for the years ended December 31, 1993, 1992 and 1991, respectively. The direct unearned premium reserve on this issue was $126,000 and $188,000 as of December 31, 1993 and 1992, respectively.

    On November 25, 1992, U S WEST executed a $100,000,000 ten year irrevocable letter of credit (the "LOC") in favor of the Company. To the extent that losses and loss adjustment expenses incurred by the Company after December 31, 1992 exceeded by $25,000,000 in the aggregate the case basis reserves, if any, established as of December 31, 1992 for any insurance policies covered by the terms of the letter of credit, the Company could draw under the letter of credit to cover such excess losses and loss adjustment expenses.

    In the second quarter of 1993, the LOC was amended to eliminate the $25,000,000 deductible and to provide for the reinstatement of the initial $38,000,000 of drawings thereunder. The LOC could be drawn upon when losses and loss adjustment expenses paid by the Company on commercial real estate transactions exceeded the case basis reserves at December 31, 1992.

    In the second quarter of 1993, the Company incurred losses of approximately $63,000,000 for claims on three commercial mortgage transactions insured by the Company. In the third quarter of 1993, the Company increased its general reserve by $18,400,000 to reflect the potential for loss in the commercial mortgage portfolio and recorded a reinsurance recoverable due to the protection against loss provided by the LOC. While these losses were charged to the Company's results of operations, the Company's capital position was unaffected since such losses were covered by the LOC, drawings against which have been accounted for as a capital contribution and a non-cash financing activity, net of the related tax effect, under generally accepted accounting principles. In late June and early July 1993, the three insured commercial mortgage transactions for which case basis reserves had been established were refinanced with Company-insured obligations. In connection with such refinancings, the Company paid losses of approximately $34,800,000 and U S WEST paid losses of approximately $63,000,000 through drawings under the LOC. After giving effect to such drawings, the amount available for future drawings under the LOC was reinstated to $75,000,000. In December 1993, the Company completed the Restructuring (see Note 15) and terminated the LOC; therefore, the $18,400,000 reinsurance recoverable, recorded to offset the $18,400,000 increase in the General Reserve at such date, and the related capital contribution ($11,960,000 net of tax) were written off.

15. INITIAL PUBLIC OFFERING AND RESTRUCTURING

    In the second quarter of 1993, U S WEST announced that it would be divesting its non-telecommunications businesses to redeploy capital into its telecommunications businesses. In connection therewith, the Parent has filed a registration statement with the Securities and Exchange Commission in contemplation of an Initial Public Offering (the "Offering").

    In December 1993, the Parent took certain steps (the "Restructuring") to reduce its risk of loss from commercial mortgage transactions previously insured by the Company. As part of the Restructuring, in December 1993, U S WEST purchased an additional 3,000,000 shares of the Parent's common stock at $19.68 per share, the GAAP book value per share as of November 30, 1993, as adjusted for the Restructuring. Also, the Parent made a capital contribution of $59,040,000 to the Company. Pursuant to the Restructuring, (i) the Company and U S WEST terminated the LOC; (ii) the Company redeemed, for approximately $78,500,000, shares of its common stock held by the Parent; (iii) the Parent contributed the proceeds of the stock redemption to Commercial Reinsurance Company ("Commercial Re"), a newly formed reinsurance company; (iv) the Parent distributed all of the outstanding shares of Commercial Re to the existing shareholders of the Parent in proportion to their ownership interests in the Parent at the time; and (v) the Company paid approximately $103,308,000, less a ceding commission of approximately $5,370,000, as a premium to Commercial Re to assume approximately 64.4% of the Company's exposure, on a weighted average basis, on commercial mortgage transactions previously insured by the Company. In addition, the Company will cede to Commercial Re a percentage of the future installments (less ceding commission) on such deals.

    In connection with the Restructuring, the Company recognized a pre-tax loss of approximately $85,409,000 (approximately $55,516,000 after taxes) due to the amount by which the reinsurance premium paid to Commercial Re exceeded the carrying amount of the related unearned premium reserve.

16. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following estimated fair values have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret the data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

    Long-term bonds -- The carrying amount of long-term bonds represents fair value. The fair value of long-term bonds is based upon quoted market price.

    Short-term investments -- The carrying amount is fair value which approximates cost due to the short maturity of these instruments.

    Cash and cash equivalents, receivable for investments sold and payable for investments purchased -- The carrying amount approximates fair value because of the short maturity of these instruments.

    Unearned premiums net of prepaid reinsurance premiums -- The carrying amount of unearned premiums net of prepaid reinsurance premiums represents the Company's future premium revenue, net of reinsurance, on policies where the premium was received at the inception of the insurance contract. The fair value of unearned premiums net of prepaid reinsurance premiums is an estimate of the premiums that would be paid under a reinsurance agreement with a third party to transfer the Company's financial guarantee risk, net of that portion of the premium retained by the Company to compensate it for originating and servicing the insurance contract.

    Installment premiums -- Consistent with industry practice, there is no carrying amount for installment premiums since the Company will receive premiums on an installment basis over the term of the insurance contract. Similar to unearned premiums, the fair value of installment premiums is the estimated present value of the future contractual premium revenues that would be paid under a reinsurance agreement with a third party to transfer the Company's financial guarantee risk, net of that portion of the premium retained by the Company to compensate it for originating and servicing the insurance contract.

    Loss and loss adjustment expenses net of reinsurance recoverable on unpaid losses --The carrying amount and fair value is the present value of the expected cash flows for specifically identified claims and potential losses in the Company's insured portfolio.

                                                                   DECEMBER 31, 1993         DECEMBER 31, 1992
                                                                ------------------------  ------------------------
                                                                 CARRYING     ESTIMATED    CARRYING     ESTIMATED
(DOLLARS IN THOUSANDS)                                            AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
- --------------------------------------------------------------  -----------  -----------  -----------  -----------
Assets:
  Long-term bonds                                               $   736,872  $   736,872  $   705,789  $   726,548
  Short-term investments                                             31,720       31,720        6,799        6,799
  Cash and cash equivalents                                          15,770       15,770       13,483       13,483
Liabilities:
  Unearned premiums, net of prepaid reinsurance premiums            200,316      157,347      198,848      151,959
  Loss and loss adjustment expenses, net of reinsurance
   recoverable on unpaid losses                                      36,015       36,015       58,680       58,680
  Payable for investments purchased                                  30,741       30,741
Off-balance-sheet instruments:
  Installment premiums                                                            61,947                    63,783

17. NON-RECURRING CHARGES

    As a result of certain events which occurred in the fourth quarter of 1993, the Company recognized a non-recurring charge of approximately $9,970,000 before taxes ($6,481,000 after taxes) against 1993 fourth quarter operations. This charge primarily related to (i) a $2,812,000 write-down to net realizable value of the Company's interest, received as additional consideration in connection with an insured transaction, in the residual cash flow of the assets collateralizing the insured transaction, (ii) the acceleration of the amortization of deferred general liquidity facility fees of $2,105,000 and legal fees of $203,000, (iii) a $2,900,000 accrual for salary and related benefits primarily due to a profit sharing plan settlement for terminated employees in the Company's Profit Participation Plan and (iv) $1,950,000 primarily relating to the acceleration of deferred acquisition expenses (net of amortization) as a result of the non-recurring charges.